Exhibit 99.1

Financial Report April - June 2016

More than 12% total sales growth, meeting margin guidance

(Stockholm, July 22, 2016) – – – For the three-month period ended June 30, 2016, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,579 million. Quarterly organic sales* grew by 7.7%. The operating margin was 8.2% and the adjusted operating margin* was 8.6% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for organic sales growth of “around 10%” and an adjusted operating margin of “around 8.5%”.

For the third quarter of 2016, the Company expects organic sales to increase by around 6% and an adjusted operating margin of around 7.5%. The expectation for the full year is for organic sales growth of around 7% and an adjusted operating margin of more than 8.5%. The margin revisions are mainly related to costs for stronger than expected order intake. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S.GAAP measures.)

Key Figures

(Dollars in millions, except per share data)	Q2 2016	Q2 2015	Change

Net sales	$2,578.5	$2,291.5	12.5%

Operating income	$212.7	$208.7	1.9%

Operating margin	8.2%	9.1%	(0.9)pp

Adjusted operating margin1)	8.6%	9.5%	(0.9)pp

Earnings per share, diluted2)	$1.68	$1.55	8.4%

Adjusted earnings per share, diluted1, 2)	$1.75	$1.62	8.0%

Operating cash flow	$102.6	$153.7	(33.2)%

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“The transformation of Autoliv continues and in the first six months of 2016 we saw continued strong order intake, which is likely to continue. This is a positive development for our future growth and our current long-term outlook now shows that we should surpass our end of decade sales target of 12 billion US dollars.

As preparation for the delivery of our products begins two to three years before start of production and as future growth is accelerating, we have added close to 400 engineering resources during the second quarter. In order to be able to capture the future growth opportunities and maintain our focus on “quality first in everything we do”, we are in addition planning to add more than 1,000 engineering resources in the next twelve months.

Besides the strong developments in passive safety we also saw several positive developments in our electronics business. We secured important customer wins, Autoliv-Nissin Brake Systems had a solid start in its first quarter of operations and in active safety we grew 30% organically.

I am pleased that we are able to capture significant future business and balance further investments for growth with healthy full year operating margins within our long-term target range of 8-9%, while also delivering on our quarterly margin guidance despite slightly lower than expected organic growth, mainly from a lower global light vehicle production.

During the quarter, one of our customers experienced a quality related recall issue with one of our products and we are still investigating the cause. Quality is our first priority and we are working with our customer to resolve this issue in the best possible manner.

We continue 2016 with a clear focus on execution. Quality first, the robustness of our products and focus on operations are more important than ever as we deal with accelerating future business volumes.”

An earnings conference call will be held at 2:00 p.m. (CET) today, July 22. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q2 Report – 2016	2nd Quarter

Outlook

Mainly based on our customer call-offs we expect organic sales for the third quarter of 2016 to grow by around 6% compared to the same quarter of 2015. Sales from recent M&A activities (ANBS and MACOM) are expected to have a positive effect of around 6%. Currency translations are expected to have a negative effect of less than 1%, resulting in a consolidated sales growth of around 12%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be around 7.5%.

The indication for the full year is for an organic sales growth of around 7%. Sales from recent M&A activities (ANBS and MACOM) are expected to have a positive effect of around 5%. Currency translations are expected to have a negative effect of more than 1%, resulting in a consolidated sales growth of more than 10%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be more than 8.5%. This includes expected integration and purchase accounting related costs for the joint venture with Nissin Kogyo (ANBS) of $20-30 million, as well as costs related to stronger than expected mid-term growth.

Since 2015 Autoliv has agreements with several OEMs for new supply capacity for replacement airbag inflators. Based on customer agreements and its own expectations, the Company now expects deliveries of up to 30 million units during the period 2015 to 2018. It is still too early in this evolving situation to be able to determine final delivery volumes.

The projected tax rate, excluding any discrete items, for the full year 2016, is currently expected to be around 29% and is subject to change due to any discrete or nonrecurring events that may occur.

Operational cash flow for the full year is expected to remain strong and to be around $0.8 billion excluding any discrete items.

Capital expenditures in support of our growth strategy are expected to be in a range of 5-6% of sales, including capital expenditures for additional capacity for replacement inflators.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to antitrust matters and capacity alignment, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Consolidated Sales

Consolidated sales increased by more than 12% to $2,579 million compared to $2,292 million in the same quarter of 2015. Excluding negative currency translation effects of $37 million and effects from M&A activities, the organic sales growth* was 7.7%, compared to the organic sales growth of “around 10%” expected at the beginning of the quarter.

Sales by Product

Change vs. same quarter last year
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$1,314.6	4.0%	-	(1.7)%	5.7%

Seatbelts2)	$681.8	2.7%	-	(2.3)%	5.0%

Passive Safety Electronics	$262.8	13.6%	-	(0.6)%	14.2%

Active Safety Products	$185.9	40.8%	9.9%	1.3%	29.6%

Brake Control Systems	$133.4	100.0%	100.0%	-	-

Total	$2,578.5	12.5%	6.4%	(1.6)%	7.7%

1) Effects from currency translations. 2) Including Corporate and other sales.

The organic sales growth* of airbag products (including steering wheels) was mainly driven by inflatable curtains in Europe and Japan as well as steering wheels and driver airbags in Europe.

The organic sales growth* in seatbelt products was a result of strong sales growth in Europe, partly offset by lower sales in North America and South Korea. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) grew significantly in China and Europe.

The strong organic sales growth* for active safety products (automotive radars, night vision systems, cameras with driver assist systems and positioning systems) was driven by sales of radar and vision systems. In particular, radar related products contributed primarily as a result of Mercedes’ increased demand for driving assistance products. Sales of vision systems to BMW also contributed.

Brake control systems is added for the first time as a result of the start of operations for Autoliv-Nissin Brake Systems, a joint venture with Nissin Kogyo of Japan. Sales were in line with our expectations from the beginning of the quarter.

Q2 Report – 2016	2nd Quarter

Sales by Region

Change vs. same quarter last year
		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$868.5	14.6%	11.8%	(1.7)%	4.5%
Whereof:	China	$410.7	12.3%	10.1%	(5.2)%	7.4%
	Japan	$229.9	49.2%	34.0%	12.6%	2.6%
	Rest of Asia	$227.9	(4.3)%	-	(5.6)%	1.3%
Americas		$875.4	6.5%	6.9%	(3.9)%	3.5%
Europe		$834.6	17.3%	-	1.2%	16.1%
Global		$2,578.5	12.5%	6.4%	(1.6)%	7.7%

1) Effects from currency translations.

The organic sales growth* of close to 8% in the quarter was mainly a result of strong growth in Europe, where organic sales* grew by more than 16%. This was a result of a combination of high content on well performing models and the ramp up of new launches.

Sales from Autoliv’s companies in China grew organically* by more than 7% in the quarter. The growth was primarily driven by global OEMs, particularly models from Hyundai/Kia.

Organic sales* from Autoliv’s companies in Japan increased by close to 3% in the quarter. The sales increase was mainly due to positive model transitions and ramp ups with models from Toyota. Models from Honda and Nissan also contributed to the growth.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) grew by more than 1% in the quarter. This was primarily driven by recent launches from Hyundai and Suzuki in India, and Thailand with sales increases driven by models from Mitsubishi. The growth was partly offset by lower sales in South Korea, primarily driven by lower than expected LVP.

For Autoliv’s companies in the Americas, the sales development was mixed for the quarter. In North America, the organic sales growth* of almost 4% was mainly driven by sales increases for models from Honda, Mercedes and Ford, particularly the F-Series. Sales of active safety products and replacement inflators also contributed to the growth. Sales in South America (Brazil) declined by close to 2%, while the LVP declined by more than 15%. Autoliv’s strong performance in South America compared to the LVP was mainly due to the ramp up of models from Fiat.

The strong organic sales growth* of more than 16% in the quarter from Autoliv’s companies in Europe was driven by sales increases for a number of OEMs, positive product mix and strong growth for active safety products. Primary drivers were models from Hyundai/Kia, Renault and Mercedes.

Launches in the 2nd Quarter

Honda’s new Clarity Driver airbag with steering wheel, passenger airbag, side airbag and knee airbag.	GMC’s new Acadia Seatbelts with pretensioners and safety electronics.	Renault’s new Scenic Driver airbag with steering wheel, inflatable curtains, side airbag, seatbelts with pretensioners and safety electronics.

Mercedes’ new GLC Coupé Active seatbelts with pretensioners, radar system, ADAS ECU and stereo/mono vision system.	Mazda’s new 3/Axela Driver airbag with steering wheel, passenger airbag, side airbag, inflatable curtains and safety electronics.	Honda’s new Ridgeline Side airbag, inflatable curtains, seatbelts with pretensioners, brake control system and radar system.

Volvo’s new S90 Driver airbag with steering wheel, inflatable curtains, active seatbelts with pretensioners and safety electronics.	VW’s new Tiguan Active seatbelts with pretensioners, passenger airbag and side airbag.	Mercedes’ new C-Class Cabriolet Active seatbelts with pretensioners, radar system, ADAS ECU and stereo/mono vision system.

Q2 Report – 2016	2nd Quarter

Earnings

(Dollars in millions, except per share data)	Q2 2016	Q2 2015	Change
Net Sales	$2,578.5	$2,291.5	12.5%
Gross profit	$526.5	$460.0	14.5%
% of sales	20.4%	20.1%	0.3pp
S,G&A	$(120.3)	$(101.2)	18.9%
% of sales	(4.7)%	(4.4)%	(0.3)pp
R,D&E net	$(176.4)	$(140.3)	25.7%
% of sales	(6.8)%	(6.1)%	(0.7)pp
Operating income	$212.7	$208.7	1.9%
% of sales	8.2%	9.1%	(0.9)pp
Adjusted operating income1)	$220.5	$216.7	1.8%
% of sales	8.6%	9.5%	(0.9)pp
Income before taxes	$200.4	$194.5	3.0%
Tax rate	25.9%	29.7%	(3.8)pp
Net income	$148.4	$136.8	8.5%
Net income attributable to controlling interest	$148.4	$136.7	8.6%
Earnings per share, diluted2)	$1.68	$1.55	8.4%
Adjusted earnings per share, diluted1, 2)	$1.75	$1.62	8.0%

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

The gross profit for the second quarter of 2016 was $67 million higher than in the same quarter of 2015, primarily as a result of higher organic sales. The gross margin improved by 0.3pp to 20.4%, from 20.1% in the same quarter of 2015, mainly as a result of higher organic sales, favorable currency effects, and raw material savings. These positive effects were partly offset by costs related to the investments for capacity and growth.

Operating income increased by $4 million to $213 million, or 8.2% of sales, compared to 9.1% of sales in the same quarter of 2015. The decrease in operating margin was primarily related to increases in investments for growth.

Selling, General and Administrative (S,G&A) expenses increased by $19 million.

Research, Development & Engineering (R,D&E) expenses, net, in support of future growth, increased by $36 million compared to the same quarter in the prior year.

Costs of $4 million related to capacity alignments and $4 million related to antitrust matters reduced operating margin by 0.4pp in the second quarter, a similar level to the same quarter of 2015. Adjusted operating margin*, excluding these costs, was 8.6% of sales compared to

9.5% of sales for the same period in 2015. The decrease was primarily driven by higher investments for growth.

Income before taxes increased by $6 million. Income attributable to controlling interest was $148 million, an increase of $12 million from the second quarter of 2015.

The effective tax rate in the second quarter of 2016 was 25.9% compared to 29.7% in the same quarter of 2015. Discrete items, net decreased the tax rate in the quarter by 1.2pp. In the second quarter of 2015, discrete tax items, net had a favorable impact of 4.3pp, primarily related to the resolution of a prior year tax refund claim.

Earnings per share (EPS) was $1.68 compared to $1.55 for the same period one year ago. The EPS was positively affected by 16 cents from a lower underlying tax rate and 3 cents by higher operating income. These positive effects were partly offset by 6 cents from discrete tax items. The adjusted EPS* assuming dilution was $1.75 compared to $1.62 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 88.4 million compared to 88.3 million in the second quarter of 2015.

Q2 Report – 2016	2nd Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $103 million compared to $154 million in the same quarter of 2015. The decrease was primarily related to timing differences in payments of accounts receivable.

Cash flow before financing* was negative $28 million compared to positive $39 million during the same quarter of 2015, a difference of $67 million. Capital expenditures, net, of $130 million were $33 million more than depreciation and amortization expense in the quarter and $21 million more than capital expenditures during the second quarter of 2015.

During the quarter working capital decreased to 17% of sales from 20% on June 30, 2015 and operating working capital* was unchanged at 7.1% of sales compared to June 30, 2015. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable increased in relation to sales to 75 days outstanding from 74 days outstanding on March 31,

2016 and from 72 days outstanding on June 30, 2015. Days inventory outstanding was 30 days, down from 32 days March 31, 2016 and from 31 days on June 30, 2015.

The Company’s gross interest-bearing debt increased by $27 million to $1,555 million at June 30, 2016 and its net debt position* increased by $76 million during the quarter to $438 million at June 30, 2016.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest taxes depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of June 30, 2016 the Company had a leverage ratio of 0.5x.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP1)	4.2%	(1.7)%	0.8%	(1.2)%	8.1%	3.0%
1) Source: IHS July 15, 2016.

During the three month period from April to June 2016, global LVP is estimated by IHS to have grown by 3% compared to the same quarter in 2015. This was 1pp less than IHS’s expectation at the beginning of the quarter.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by more than 4%, 4pp less than the April estimate.

In Japan, which accounts for around 9% of Autoliv’s sales, LVP declined by close to 2%, more than 7pp worse than the April estimate.

In the RoA, which represents around 9% of Autoliv’s sales, LVP was up by close to 1%, less than 1pp worse than the April estimate.

In the Americas, which accounts for around one third of Autoliv’s sales, LVP declined by more than 1%, more than 2pp worse than in the April estimate. In North America, LVP increased by more than 1%, which was close to 3pp worse than the April estimate. In South America, the decline was more than 15%, in line with the decline expected in IHS’s April estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP increased by more than 8%, which was more than 3pp better than IHS’s April estimate. In Western Europe, LVP grew by more than 9%, close to 3pp better than the April estimate. In Eastern Europe, LVP grew by more than 5%, more than 5pp better than the April estimate.

Headcount

	June 30, 2016	March 31, 2016	June 30, 2015
Headcount	67,465	66,633	62,018

Whereof: Direct workers in manufacturing	69%	69%	72%

Best Cost Countries	74%	74%	74%

Temporary personnel	11%	11%	15%

Compared to March 31, 2016 total headcount (permanent employees and temporary personnel) increased by more than 800 people. This was primarily driven by the organic sales growth* and the continued hiring of engineers, primarily to our active safety business.

Q2 Report – 2016	2nd Quarter

Segment information

Autoliv reports its results under two segments, Passive Safety and Electronics. Passive Safety includes Autoliv’s airbag and seatbelt business, while Electronics integrates all of Autoliv’s electronics resources and expertise in passive safety electronics, active safety and brake control systems in one organization. Corporate sales and income, capital expenditures and depreciation and amortization for the reportable segments can be found in the tables on page 21 of this report.

Passive Safety

(Dollars in millions)	Q2 2016	Q2 2015	Change	Organic change*
Segment sales	$1,996.1	$1,925.3	3.7%	5.6%

Segment operating income	$206.8	$195.7	5.7%

Segment operating margin	10.4%	10.2%	0.2pp

Consolidated sales increased by close to 4% to $1,996 million compared to $1,925 million in the same quarter of 2015. Excluding negative currency translation effects of $37 million, the organic sales growth* was close to 6%.

All areas except South America and South Korea showed organic growth in the quarter. The higher operating margin was primarily a result of benefits from the higher organic sales.

Electronics

(Dollars in millions)	Q2 2016	Q2 2015	Change	Organic change*
Segment sales	$597.8	$377.1	58.5%	18.5%

Segment operating income	$14.9	$11.9	25.2%

Segment operating margin	2.5%	3.2%	(0.7)pp

Consolidated sales were significantly higher compared to the same quarter of 2015. The organic sales growth* in Electronics was close to 19%. The consolidated sales growth was mainly affected by $133 million from the ANBS joint venture.

The lower operating margin was mainly a result of higher R,D&E costs.

Headcount

	June 30, 2016	March 31, 2016	June 30, 2015
Headcount Passive Safety segment	60,767	60,153	58,112

Headcount Electronics segment	6,335	6,124	3,770

The headcount increase in Passive Safety was primarily related to higher organic growth*. In Electronics the increase was primarily related to the continued hiring of engineers in our active safety business.

Q2 Report – 2016	First Six Months

Consolidated Sales First Six Months 2016

For the first six months of 2016 consolidated sales increased to $5,009 million from $4,466 million for the same period in 2015. Excluding negative currency effects of close to 3% and acquisition effects from

ANBS of close to 4%, the organic sales growth* was more than 11%. All parts of the Company, except South America and South Korea, showed organic sales growth* for the first six months.

Sales by Product

Year over year change
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$2,639.4	7.9%	-	(2.7)%	10.6%

Seatbelts2)	$1,345.9	2.2%	-	(3.5)%	5.7%

Passive Safety Electronics	$513.4	15.5%	-	(1.3)%	16.8%

Active Safety Products	$376.4	45.6%	11.4%	0.2%	34.0%

Brake Control Systems	$133.4	100.0%	100.0%	-	-

Total	$5,008.5	12.2%	3.6%	(2.5)%	11.1%

1) Effects from currency translations. 2) Including Corporate and other sales.

Sales of airbag products (including steering wheels) were favorably impacted by higher sales of inflatable curtains, replacement inflators and steering wheels.

Sales of seatbelt products were particularly strong in Europe. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

The growth in organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) was due to growth across all regions, particularly in China and North America.

The strong increase in sales of active safety products (automotive radars, night vision systems, cameras with driver assist systems and positioning systems) resulted from growth particularly for radar related products primarily as a result of Mercedes’ increased demand for driving assistance. Sales of vision systems to BMW also contributed.

Brake control systems is added for the first time as a result of the start of operations of Autoliv-Nissin Brake Systems. Sales of $133 million were in line with our expectations from the beginning of the quarter.

Sales by Region

Year over year change
		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$1,680.4	13.6%	6.0%	(2.7)%	10.3%
Whereof:	China	$807.1	12.1%	5.1%	(4.8)%	11.8%
	Japan	$428.1	39.6%	17.1%	8.2%	14.3%
	Rest of Asia	$445.2	(1.7)%	-	(6.8)%	5.1%
Americas		$1,702.3	8.4%	4.7%	(4.3)%	8.0%
Europe		$1,625.8	14.8%	-	(0.7)%	15.5%
Global		$5,008.5	12.2%	3.6%	(2.5)%	11.1%

1) Effects from currency translations.

For the first six months of 2016, sales in the Americas represent 34% of total sales, Asia (China, Japan, RoA) 34%, and Europe 32%. Sales continue to be balanced across the regions. Growth was particularly strong in Europe.

Sales from Autoliv’s companies in China increased organically* by close to 12%, particularly driven by Asian and local OEMs.

Organic sales* from Autoliv’s companies in Japan increased by more than 14% in the first six months. The increase was primarily driven by models from Toyota and Honda as well as the sales of replacement inflators.

Organic sales* from Autoliv’s companies in the RoA grew by more than 5%. The growth was primarily driven by strong sales growth in India and Thailand.

Organic sales* from Autoliv’s companies in the Americas increased by 8% and were positively impacted by sales growth to non-US OEMs in North America, mainly models from Honda and Mercedes. Sales of replacement inflators also contributed.

Organic sales* from Autoliv’s companies in Europe increased strongly by close to 16%. Models from Hyundai, Renault, Mercedes, BMW and VW were the strongest growth contributors.

Q2 Report – 2016	First Six Months

Earnings

(Dollars in millions, except per share data)	First 6 months 2016	First 6 months 2015	Change
Net Sales	$5,008.5	$4,465.6	12.2%
Gross profit	$1,027.5	$883.4	16.3%
% of sales	20.5%	19.8%	0.7pp
S,G&A	$(233.4)	$(201.8)	15.7%
% of sales	(4.7)%	(4.5)%	(0.2)pp
R,D&E net	$(335.2)	$(266.8)	25.6%
% of sales	(6.7)%	(6.0)%	(0.7)pp
Operating income	$417.9	$288.7	44.8%
% of sales	8.3%	6.5%	1.8pp
Adjusted operating income1)	$442.6	$409.6	8.1%
% of sales	8.8%	9.2%	(0.4)pp
Income before taxes	$390.7	$259.0	50.8%
Tax rate	27.8%	33.4%	(5.6)pp
Net income	$281.9	$172.5	63.4%
Net income attributable to controlling interest	$281.6	$172.4	63.3%
Earnings per share, diluted2)	$3.19	$1.95	63.6%
Adjusted earnings per share, diluted1, 2)	$3.41	$3.04	12.2%

1) Excluding costs for capacity alignment and antitrust matters (but including settlements in H1 2015*). 2) Assuming dilution and net of treasury shares.

Gross profit for the first six months of 2016 increased by $144 million, primarily as a result of the higher organic sales. Gross margin increased by 0.7pp compared to the same period in 2015, mainly as a result of higher organic sales, favorable currency effects and raw material savings.

Operating income increased by $129 million to $418 million. Operating margin was 8.3% for the first half of the year, an increase of 1.8pp compared to the same period in the prior year. In 2015 the operating margin was affected by high costs related to the ongoing capacity alignment and for settlements of antitrust related matters.

Selling, General and Administrative (S,G&A) expenses increased by $32 million.

R,D&E expenses, net increased by $68 million compared to the same period in the prior year.

Excluding costs for capacity alignments and antitrust matters (including antitrust settlements) the operating margin* was 8.8%, down from 9.2% for the same period one year ago. This was primarily due to the higher investments in R,D&E in support of future growth.

Income before taxes increased by $132 million to $391 million, $3 million more than the increase in operating income.

Net income attributable to controlling interest amounted to $282 million compared to $172 million for the first six months of 2015. Income tax expense was $109 million compared to $87 million in the same period of 2015. The effective tax rate was 27.8% compared to 33.4% for the same six month period last year. The tax rate was favorably impacted by the geographical mix of earnings compared to the previous year.

EPS amounted to $3.19, assuming dilution, compared to $1.95 for the same period of 2015. EPS assuming dilution was positively affected by lower capacity alignment and legal costs by 87 cents, higher operating income by 30 cents and 29 cents by lower underlying tax rate. These positive effects were partly offset by negative currency translation effects of 6 cents.

The weighted average number of shares outstanding assuming dilution was unchanged at 88.4 million compared to the full year 2015.

Q2 Report – 2016	First Six Months

Cash flow and Balance Sheet

Operations in the first six months of 2016 generated $303 million in cash. Cash before financing* was negative $146 million. This compares to $238 million and negative $8 million, respectively, for the same period in 2015.

Capital expenditures net, amounted to $221 million and depreciation and amortization totaled $182 million compared to $237 million and $150 million, respectively, for the same period in 2015.

Autoliv’s gross interest bearing debt increased by $16 million to $1,555 million compared to December 31, 2015 and its net debt increased by $236 million to $438 million compared to December 31, 2015.

For the first six months, total equity increased by $484 million to $3,952 million compared to the same period in 2015 due to $282 million from net income, $255 million from the recognition of a minority interest in ANBS and $39 million from positive currency effects and $9 million from common stock incentives. These effects were partly offset by $104 million for dividends.

Total parent shareholders’ equity was $3,677 million corresponding to $41.69 per share.

Light Vehicle Production Development

Year over year change
	China	Japan	RoA	Americas	Europe	Total
LVP1)	5.6%	(2.5)%	0.4%	(1.1)%	4.5%	2.2%
1) Source: IHS July 15, 2016.

For the first six months of 2016, global LVP is estimated by IHS to have increased by more than 2% compared to the first six months of 2015. This was less than 1pp lower than IHS’s expectation from the beginning of the year.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by less than 6%, a decrease of less than 1pp compared to the January 2016 estimate.

In Japan, which accounts for around 9% of Autoliv’s sales, LVP declined by close to 3%, over 3pp worse compared to the January 2016 estimate.

In the RoA, which accounts for 9% of Autoliv’s sales, LVP increased by less than 1%, in line with the expectation from the beginning of 2016.

In the Americas, which makes up around one third of Autoliv’s sales, LVP decreased by more than 1%, a decrease of close to 3pp compared to IHS’s growth expectation of close to 2% from the beginning of the year. In North America, the increase was close to 3% compared to the more than 5% expected at the beginning of the year. In South America, the decrease was more than 21%, 5pp worse than the January 2016 estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by close to 5% which was close to 2pp better than IHS’s estimate in January 2016. In Western Europe, LVP grew by 7%, more than 2pp better than estimated at the beginning of the year. In Eastern Europe, LVP decreased by close to 1%, in line with the January 2016 estimate.

Q2 Report – 2016	First Six Months

Segment information

Passive Safety

(Dollars in millions)	First 6 months 2016	First 6 months 2015	Change	Organic change*
Segment sales	$3,984.8	$3,755.7	6.1%	9.1%

Segment operating income	$398.4	$258.9	53.9%

Segment operating margin	10.0%	6.9%	3.1pp

Consolidated sales increased by more than 6% to $3,985 million compared to $3,756 million in the same period of 2015. Excluding negative currency translation effects of $111 million, the organic sales growth* was more than 9%. The organic sales growth* was primarily driven by higher sales in Europe, North America and

Japan. In the first six months of 2015 the reported operating margin for the segment was negatively affected by the antitrust related settlement costs and restructuring costs, primarily related to the on-going European capacity alignment program.

Electronics

(Dollars in millions)	First 6 months 2016	First 6 months 2015	Change	Organic change*
Segment sales	$1,054.2	$728.3	44.7%	22.6%

Segment operating income	$26.7	$20.9	27.8%

Segment operating margin	2.5%	2.9%	(0.4)pp

Consolidated sales increased by close to 45% compared to the same period of 2015. Excluding acquisition effects from ANBS and MACOM of $167 million and negative currency translation effects of $5 million, the organic sales growth* was close to 23%. The lower operating margin was mainly a result of higher R,D&E costs in support of recent contract wins and future growth.

Headcount

	June 30, 2016	December 31, 2015	June 30, 2015
Headcount Passive Safety segment	60,767	59,861	58,112

Headcount Electronics segment	6,335	4,080	3,770

The headcount increase from December 31, 2015 was mainly due to integration of ANBS into the Electronics segment. Hiring of engineers in our active safety business and to our passive safety business also contributed to the increase.

Q2 Report – 2016	2nd Quarter

Other Items

●	On June 29, Autoliv announced that it is cooperating with Toyota in their voluntary recall of approximately 1.4 million vehicles of the Toyota Prius and Lexus CT200h. Autoliv believes a loss is reasonably possible and has since updated its cost estimate for the recall and now estimates its costs, net of insurance recoveries, would be less than $20 million.

●	On July 15, Autoliv announced that it had refinanced its existing $1.1 billion multi-currency revolving credit facility agreement with a group of 14 banks. The facility has a five- year maturity, with extension options for up to two more years.

●	Autoliv has decided to separate its Communications and Investor Relations functions and has appointed Anders Trapp, currently analyst with Swedish bank SEB, as its Head of Investor Relations, reporting to CFO Mats Backman. Thomas Jönsson will continue in his role as Group Vice President Communications and Ray Pekar as VP Investor Relations, Americas & Corporate Business Development. Anders will start with Autoliv in the later part of Q3, 2016.

Dividends

On May 10, 2016, the Company declared a quarterly dividend to shareholders of 58 cents per share for the third quarter of 2016 with the following payment schedule:

Ex-date (common stock)	August 16, 2016

Ex-date (SDRs)	August 17, 2016

Record Date	August 18, 2016

Payment Date	September 1, 2016

Next Report

Autoliv intends to publish the quarterly earnings report for the third quarter of 2016 on Thursday, October 27, 2016.

Footnotes

* Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries

Thomas Jönsson,

Group Vice President Communications.

Tel +46 (0)8 58 72 06 27

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the contact person set out above, at 12.00 CET on July 22 2016.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q2 Report – 2016	2nd Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; changes in general industry and market conditions or regional growth or declines; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition;

higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations or reorganizations or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto (including the ultimate resolution of the ongoing Toyota recall (as defined herein)); higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events.

Q2 Report – 2016	2nd Quarter

Key Ratios

	Quarter April - June		First 6 months		Latest 12	Full year
	2016	2015	2016	2015	months	2015
Earnings per share, basic	$1.68	$1.55	$3.19	$1.95	$6.42	$5.18
Earnings per share, diluted1)	$1.68	$1.55	$3.19	$1.95	$6.41	$5.17
Total parent shareholders’ equity per share	$41.69	$37.75	$41.69	$37.75	$41.69	$39.22
Cash dividend paid per share	$0.58	$0.56	$1.14	$1.10	$2.26	$2.22
Operating working capital, $ in millions2)	685	639	685	639	685	570
Capital employed, $ in millions3)	4,390	3,610	4,390	3,610	4,390	3,670
Net debt, $ in millions2)	438	269	438	269	438	202
Net debt to capitalization,%4)	10	7	10	7	10	6
Gross margin,%5)	20.4	20.1	20.5	19.8	20.5	20.1
Operating margin,%6)	8.2	9.1	8.3	6.5	8.8	7.9
Return on total equity,%7)	15.2	16.7	15.0	10.3	15.8	13.6
Return on capital employed,%8)	19.8	23.7	20.4	16.5	21.9	20.4
Average no. of shares in millions1)	88.4	88.3	88.4	88.4	88.3	88.4
No. of shares at period-end in millions9)	88.2	88.1	88.2	88.1	88.2	88.1
No. of employees at period-end10)	59,748	52,536	59,748	52,536	59,748	54,600
Headcount at period-end11)	67,465	62,018	67,465	62,018	67,465	64,088
Days receivables outstanding12)	75	72	76	74	79	73
Days inventory outstanding13)	30	31	31	32	32	33

1) Assuming dilution and net of treasury shares. 2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and income from equity method investments, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 11) Includes temporary hourly personnel. 12) Outstanding receivables relative to average daily sales. 13) Outstanding inventory relative to average daily sales.

Q2 Report – 2016	2nd Quarter

Consolidated Statements of Net Income

	Quarter April - June		First 6 months		Latest 12	Full year
(Dollars in millions, except per share data)	2016	2015	2016	2015	months	2015
Net sales
Airbag products1)	$1,314.6	$1,264.0	$2,639.4	$2,445.1	$5,230.5	$5,036.2
Seatbelt products1)	681.8	664.0	1,345.9	1,317.4	2,627.6	2,599.1
Passive safety electronic products	262.8	231.4	513.4	444.6	992.0	923.2
Active safety products	185.9	132.1	376.4	258.5	729.0	611.1
Brake control systems	133.4	0.0	133.4	0.0	133.4	0.0
Total net sales	2,578.5	2,291.5	5,008.5	4,465.6	9,712.5	9,169.6

Cost of sales	(2,052.0)	(1,831.5)	(3,981.0)	(3,582.3)	(7,724.2)	(7,325.5)
Gross profit	526.5	460.0	1,027.5	883.3	1,988.3	1,844.1

Selling, general & administrative expenses	(120.3)	(101.2)	(233.4)	(201.8)	(443.1)	(411.5)
Research, development & engineering expenses, net	(176.4)	(140.3)	(335.2)	(266.8)	(592.2)	(523.8)
Amortization of intangibles	(11.9)	(3.3)	(19.8)	(7.0)	(32.4)	(19.6)
Other income (expense), net	(5.2)	(6.5)	(21.2)	(119.0)	(63.6)	(161.4)
Operating income	212.7	208.7	417.9	288.7	857.0	727.8

Income from equity method investments	0.1	1.6	0.7	2.9	2.5	4.7
Interest income	0.9	0.6	2.1	1.0	3.8	2.7
Interest expense	(15.6)	(16.9)	(31.1)	(34.0)	(62.2)	(65.1)
Other non-operating items, net	2.3	0.5	1.1	0.4	6.3	5.6
Income before income taxes	200.4	194.5	390.7	259.0	807.4	675.7

Income taxes	(52.0)	(57.7)	(108.8)	(86.5)	(240.5)	(218.2)
Net income	$148.4	$136.8	$281.9	$172.5	$566.9	$457.5

Less; Net income attributable to non-controlling interest	0.0	0.1	0.3	0.1	0.9	0.7

Net income attributable to controlling interest	$148.4	$136.7	$281.6	$172.4	$566.0	$456.8

Earnings per share2)	$1.68	$1.55	$3.19	$1.95	$6.41	$5.17
1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares.

Q2 Report – 2016	2nd Quarter

Consolidated Balance Sheets

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2016	2016	2015	2015	2015
Assets
Cash & cash equivalents	$1,113.1	$1,161.6	$1,333.5	$1,181.1	$1,323.3
Receivables, net	2,092.0	2,000.2	1,787.6	1,688.8	1,795.7
Inventories, net	750.4	766.7	711.4	692.8	684.1
Other current assets	167.0	131.6	205.8	250.5	241.0
Total current assets	4,122.5	4,060.1	4,038.3	3,813.2	4,044.1

Property, plant & equipment, net	1,616.3	1,638.6	1,437.1	1,422.3	1,434.1
Investments and other non-current assets	354.2	350.3	255.8	256.3	270.1
Goodwill assets	1,894.2	1,838.7	1,666.3	1,668.0	1,586.7
Intangible assets, net	257.1	256.6	128.0	133.6	70.4
Total assets	$8,244.3	$8,144.3	$7,525.5	$7,293.4	$7,405.4

Liabilities and equity
Short-term debt	$95.4	$28.8	$39.6	$53.5	$93.2
Accounts payable	1,281.9	1,240.3	1,169.6	1,032.3	1,127.3
Other current liabilities	1,090.5	1,147.4	1,017.2	1,026.2	1,004.8
Total current liabilities	2,467.8	2,416.5	2,226.4	2,112.0	2,225.3

Long-term debt	1,460.0	1,499.4	1,499.4	1,499.5	1,505.6
Pension liability	216.4	215.2	197.0	229.0	229.4
Other non-current liabilities	147.7	148.0	134.6	133.9	104.1
Total non-current liabilities	1,824.1	1,862.6	1,831.0	1,862.4	1,839.1

Total parent shareholders’ equity	3,676.8	3,600.2	3,455.6	3,306.7	3,325.9
Non-controlling interest	275.6	265.0	12.5	12.3	15.1
Total equity	3,952.4	3,865.2	3,468.1	3,319.0	3,341.0

Total liabilities and equity	$8,244.3	$8,144.3	$7,525.5	$7,293.4	$7,405.4

Q2 Report – 2016	2nd Quarter

Consolidated Statements of Cash Flows

	Quarter April - June		First 6 months		Latest 12	Full year
(Dollars in millions)	2016	2015	2016	2015	months	2015
Net income	$148.4	$136.8	$281.9	$172.5	$566.9	$457.5
Depreciation and amortization	96.7	75.8	181.8	149.5	351.4	319.1
Other, net	0.2	4.3	3.5	(14.7)	18.2	(0.0)
Changes in operating assets and liabilities	(142.7)	(63.2)	(164.1)	(69.4)	(120.8)	(26.1)
Net cash provided by operating activities	102.6	153.7	303.1	237.9	815.7	750.5

Capital expenditures, net	(129.9)	(109.3)	(221.1)	(237.3)	(433.4)	(449.6)
Acquisitions of businesses and other, net	(0.4)	(5.8)	(227.8)	(9.0)	(360.3)	(141.5)
Net cash used in investing activities	(130.3)	(115.1)	(448.9)	(246.3)	(793.7)	(591.1)

Net cash before financing1)	(27.7)	38.6	(145.8)	(8.4)	22.0	159.4

Net increase (decrease) in short-term debt	31.0	(33.7)	16.4	21.6	(34.2)	(29.0)
Repayments and other changes in long-term debt	-	(8.4)	-	(8.4)	(3.8)	(12.2)
Dividends paid	(51.2)	(49.3)	(100.5)	(97.1)	(199.1)	(195.7)
Shares repurchased	-	-	-	(104.4)	-	(104.4)
Common stock options exercised	3.9	4.6	4.6	15.6	9.3	20.3
Dividend paid to non-controlling interests	-	-	(1.7)	-	(1.7)	-
Capital contribution from non-controlling interests	-	-	-	-	1.6	1.6
Other, net	0.3	0.1	0.5	0.1	0.9	0.5
Effect of exchange rate changes on cash	(4.8)	7.3	6.1	(24.7)	(5.2)	(36.0)
Increase (decrease) in cash and cash equivalents	(48.5)	(40.8)	(220.4)	(205.7)	(210.2)	(195.5)
Cash and cash equivalents at period-start	1,161.6	1,364.1	1,333.5	1,529.0	1,323.3	1,529.0
Cash and cash equivalents at period-end	$1,113.1	$1,323.3	$1,113.1	$1,323.3	$1,113.1	$1,333.5
1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q2 Report – 2016	2nd Quarter

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 73% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter April - June 2016	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Brake Control		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	5.7	$71.7	5.0	$33.5	14.2	$32.8	29.6	$39.1	-	-	7.7	$177.1
Currency effects1)	(1.7)	(21.1)	(2.3)	(15.7)	(0.6)	(1.4)	1.3	1.6	-	-	(1.6)	(36.6)
Acquisitions/divestitures	-	-	-	-	-	-	9.9	13.1	100.0	133.4	6.4	146.5
Reported change	4.0	$50.6	2.7	$17.8	13.6	$31.4	40.8	$53.8	100.0	$133.4	12.5	$287.0
1) Effects from currency translations. 2) Including Corporate and other sales.

First 6 months January - June 2016	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Brake Control		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	10.6	$259.4	5.7	$74.8	16.8	$74.8	34.0	$88.0	-	-	11.1	$497.0
Currency effects1)	(2.7)	(65.1)	(3.5)	(46.3)	(1.3)	(6.0)	0.2	0.6	-	-	(2.5)	(116.8)
Acquisitions/divestitures	-	-	-	-	-	-	11.4	29.3	100.0	133.4	3.6	162.7
Reported change	7.9	$194.3	2.2	$28.5	15.5	$68.8	45.6	$117.9	100.0	$133.4	12.2	$542.9
1) Effects from currency translations. 2) Including Corporate and other sales.

  Sales by Region

Quarter April - June 2016	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	7.4	$26.9	2.6	$4.0	1.3	$3.2	3.5	$28.6	16.1	$114.4	7.7	$177.1
Currency effects1)	(5.2)	(18.9)	12.6	19.4	(5.6)	(13.5)	(3.9)	(32.1)	1.2	8.5	(1.6)	(36.6)
Acquisitions/divestitures	10.1	37.1	34.0	52.4	-	-	6.9	57.0	-	-	6.4	146.5
Reported change	12.3	$45.1	49.2	$75.8	(4.3)	$(10.3)	6.5	$53.5	17.3	$122.9	12.5	$287.0
1) Effects from currency translations.

First 6 months January - June 2016	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	11.8	$85.1	14.3	$43.9	5.1	$23.1	8.0	$126.0	15.5	$218.9	11.1	$497.0
Currency effects1)	(4.8)	(35.2)	8.2	25.1	(6.8)	(30.9)	(4.3)	(66.8)	(0.7)	(9.0)	(2.5)	(116.8)
Acquisitions/divestitures	5.1	37.1	17.1	52.4	-	-	4.7	73.2	-	-	3.6	162.7
Reported change	12.1	$87.0	39.6	$121.4	(1.7)	$(7.8)	8.4	$132.4	14.8	$209.9	12.2	$542.9
1) Effects from currency translations.

Q2 Report – 2016	2nd Quarter

  Sales by Segment

Quarter April - June 2016	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	5.6	$107.8	18.5	$69.8	$(0.5)	7.7	$177.1
Currency effects1)	(1.9)	(37.0)	0.1	0.5	(0.1)	(1.6)	(36.6)
Acquisitions/divestitures	-	-	39.9	150.4	(3.9)	6.4	146.5
Reported change	3.7	$70.8	58.5	$220.7	$(4.5)	12.5	$287.0
1) Effects from currency translations.

First 6 months January - June 2016	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	9.1	$340.5	22.6	$164.6	$(8.1)	11.1	$497.0
Currency effects1)	(3.0)	(111.4)	(0.8)	(5.3)	(0.1)	(2.5)	(116.8)
Acquisitions/divestitures	-	-	22.9	166.6	(3.9)	3.6	162.7
Reported change	6.1	$229.1	44.7	$325.9	$(12.1)	12.2	$542.9
1) Effects from currency translations.

Q2 Report – 2016	2nd Quarter

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	June 30 2016	March 31 2016	December 31 2015	September 30 2015	June 30 2015
Total current assets	$4,122.5	$4,060.1	$4,038.3	$3,813.2	$4,044.1
Total current liabilities	(2,467.8)	(2,416.5)	(2,226.4)	(2,112.0)	(2,225.3)
Working capital	1,654.7	1,643.6	1,811.9	1,701.2	1,818.8
Cash and cash equivalents	(1,113.1)	(1,161.6)	(1,333.5)	(1,181.1)	(1,323.3)
Short-term debt	95.4	28.8	39.6	53.5	93.2
Derivative asset and liability, current	(3.0)	0.6	2.4	(0.4)	1.2
Dividends payable	51.2	51.1	49.3	49.3	49.3
Operating working capital	$685.2	$562.5	$569.7	$622.5	$639.2

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	June 30 2016	March 31 2016	December 31 2015	September 30 2015	June 30 2015
Short-term debt	$95.4	$28.8	$39.6	$53.5	$93.2
Long-term debt	1,460.0	1,499.4	1,499.4	1,499.5	1,505.6
Total debt	1,555.4	1,528.2	1,539.0	1,553.0	1,598.8
Cash and cash equivalents	(1,113.1)	(1,161.6)	(1,333.5)	(1,181.1)	(1,323.3)
Debt-related derivatives	(4.5)	(4.7)	(3.9)	(7.0)	(7.0)
Net debt	$437.8	$361.9	$201.6	$364.9	$268.5

Leverage Ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	June 30 2016	December 31 2015	June 30 2015
Net debt1)	$437.8	$201.6	$268.5
Pension liabilities	216.4	197.0	229.4
Debt per the Policy	$654.2	$398.6	$497.9

Income before income taxes2)	$807.4	$675.7	$618.8
Plus: Interest expense, net2, 3)	58.4	62.4	68.3
Depreciation and amortization of intangibles2, 4)	351.4	319.1	304.3
EBITDA per the Policy	$1,217.2	$1,057.2	$991.4

Leverage ratio	0.5	0.4	0.5

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q2 Report – 2016	2nd Quarter

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter April - June 2016			Quarter April - June 2015
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$220.5	$(7.8)	$212.7	$216.8	$(8.1)	$208.7
Operating margin,%	8.6	(0.4)	8.2	9.5	(0.4)	9.1
Income before taxes	$208.2	$(7.8)	$200.4	$202.6	$(8.1)	$194.5
Net income	$154.4	$(6.0)	$148.4	$142.8	$(6.0)	$136.8
Return on capital employed,%	20.4	(0.6)	19.8	24.0	(0.3)	23.7
Return on total equity,%	15.7	(0.5)	15.2	16.9	(0.2)	16.7
Earnings per share, diluted2)	$1.75	$(0.07)	$1.68	$1.62	$(0.07)	$1.55
1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

	First 6 months 2016			First 6 months 2015
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$442.6	$(24.7)	$417.9	$409.7	$(121.0)	$288.7
Operating margin,%	8.8	(0.5)	8.3	9.2	(2.7)	6.5
Income before taxes	$415.4	$(24.7)	$390.7	$380.0	$(121.0)	$259.0
Net income	$301.4	$(19.5)	$281.9	$268.9	$(96.4)	$172.5
Capital employed	$4,410	$(20)	$4,390	$3,706	$(96)	$3,610
Return on capital employed,%	21.6	(1.2)	20.4	22.9	(6.4)	16.5
Return on total equity,%	16.0	(1.0)	15.0	15.8	(5.5)	10.3
Earnings per share, diluted2)	$3.41	$(0.22)	$3.19	$3.04	$(1.09)	$1.95
Total parent shareholders’ equity per share	$41.91	$(0.22)	$41.69	$38.85	$(1.10)	$37.75
1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

Q2 Report – 2016	2nd Quarter

Segment Disclosure

Sales, including Intersegment Sales	Quarter April - June		First 6 months
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$1,996.1	$1,925.3	$3,984.8	$3,755.7
Electronics	597.8	377.1	1,054.2	728.3
Total segment sales	$2,593.9	$2,302.4	$5,039.0	$4,484.0
Corporate and other	1.6	2.9	1.9	7.1
Intersegment sales	(17.0)	(13.8)	(32.4)	(25.5)
Total net sales	$2,578.5	$2,291.5	$5,008.5	$4,465.6

Income before Income Taxes	Quarter April - June		First 6 months
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$206.8	$195.7	$398.4	$258.9
Electronics	14.9	11.9	26.7	20.9
Segment operating income	$221.7	$207.6	$425.1	$279.8
Corporate and other	(9.0)	1.1	(7.2)	8.9
Interest and other non-operating expenses, net	(12.4)	(15.8)	(27.9)	(32.6)
Income from equity method investments	0.1	1.6	0.7	2.9
Income before income taxes	$200.4	$194.5	$390.7	$259.0

Capital Expenditures	Quarter April - June		First 6 months
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$100.5	$101.2	$173.3	$222.4
Electronics	27.7	13.1	43.9	24.7
Corporate and other	3.5	0.9	6.3	2.9
Total capital expenditures	$131.7	$115.2	$223.5	$250.0

Depreciation and Amortization	Quarter April - June		First 6 months
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$69.4	$63.7	$137.6	$125.5
Electronics	25.1	11.1	39.8	21.8
Corporate and other	2.2	1.0	4.4	2.2
Total depreciation and amortization	$96.7	$75.8	$181.8	$149.5

Segment Assets
(Dollars in millions)	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Passive Safety	$5,790.0	$5,827.7	$5,539.3	$5,590.8
Electronics	1,735.0	1,589.1	966.5	787.8
Segment assets	$7,525.0	$7,416.8	$6,505.8	$6,378.6
Corporate and other1)	719.3	727.5	1,019.7	1,026.8
Total assets	$8,244.3	$8,144.3	$7,525.5	$7,405.4
1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q2 Report – 2016	2nd Quarter

Multi-year Summary

(Dollars in millions, except per share data)	20151)	20141)	20131, 5)	20121)	20111)
Sales and Income
Net sales	$9,170	$9,240	$8,803	$8,267	$8,232
Operating income	728	723	761	705	889
Income before income taxes	676	667	734	669	828
Net income attributable to controlling interest	457	468	486	483	623

Financial Position
Current assets excluding cash	2,705	2,607	2,582	2,312	2,261
Property, plant and equipment, net	1,437	1,390	1,336	1,233	1,121
Intangible assets (primarily goodwill)	1,794	1,661	1,687	1,707	1,716
Non-interest bearing liabilities	2,518	2,400	2,364	2,162	2,102
Capital employed	3,670	3,504	3,489	3,415	3,257
Net debt (cash)	202	62	(511)	(361)	(92)
Total equity	3,468	3,442	4,000	3,776	3,349
Total assets	7,526	7,443	6,983	6,570	6,117
Long-term debt	1,499	1,521	279	563	364

Share data
Earnings per share (US$) – basic	5.18	5.08	5.09	5.17	6.99
Earnings per share (US$) – assuming dilution	5.17	5.06	5.07	5.08	6.65
Total parent shareholders’ equity per share (US$)	39.22	38.64	42.17	39.36	37.33
Cash dividends paid per share (US$)	2.22	2.12	2.00	1.89	1.73
Cash dividends declared per share (US$)	2.24	2.14	2.02	1.94	1.78
Share repurchases	104	616	148	-	-
Number of shares outstanding (million)2)	88.1	88.7	94.4	95.5	89.3

Ratios
Gross margin (%)	20.1	19.5	19.4	19.9	21.0
Operating margin (%)	7.9	7.8	8.6	8.5	10.8
Pretax margin (%)	7.4	7.2	8.3	8.1	10.1
Return on capital employed (%)	20	21	22	21	28
Return on total equity (%)	14	12	13	14	20
Total equity ratio (%)	46	46	57	57	55
Net debt to capitalization (%)	6	2	n/a	n/a	n/a
Days receivables outstanding	73	71	70	66	67
Days inventory outstanding	33	32	31	30	32

Other data
Airbag sales3)	5,036	5,019	4,822	5,392	5,393
Seatbelt sales4)	2,599	2,800	2,773	2,657	2,679
Passive safety electronic sales6)	923	932	863	n/a	n/a
Active safety sales	611	489	345	218	160
Net cash provided by operating activities	751	713	838	689	758
Capital expenditures, net	450	453	379	360	357
Net cash used in investing activities	(591)	(453)	(377)	(358)	(373)
Net cash provided by (used in) financing activities	(319)	226	(318)	(91)	(223)
Number of employees, December 31	54,600	50,800	46,900	41,700	38,500

1) Costs in 2015, 2014, 2013, 2012 and 2011 for capacity alignments and antitrust matters reduced operating income by (millions) $166, $120, $47, $98 and $19 and net income by (millions) $131, $80, $33, $71 and $14. This corresponds to 1.8%, 1.3%, 0.6%, 1.2% and 0.2% on operating margins and 1.4%, 0.9%, 0.4%, 0.9% and 0.2% on net margins. The impact on EPS was $1.48, $0.87, $0.34, $0.74 and $0.15 while return on total equity was reduced by 1.7%, 1.9%, 0.8%, 1.8% and 0.4% and for the same five year period. 2) At year end, net of treasury shares. 3) Incl. passive electronics (2011 and 2012), steering wheels, inflators and initiators. 4) Incl. seat components until a June 2012 divestiture. 5) Incl. adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 6) In 2012 and 2011, sales for passive safety electronics were in airbag sales.